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                                                     EX-99.B8L
                                                     Exhibit 24(b)(8)(L)
                                                     As of August  , 1998


VIA UPS OVERNIGHT
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The Chase Manhattan Bank
4 Chase MetroTech Center
Brooklyn, New York  11245

Attention:  Global Custody Division

Re: Global Custody Agreement, Effective May 1, 1996 between The Chase Manhattan Bank and those registered investment companies (and on behalf of certain series thereof), listed on Schedule A attached thereto ("Agreement")
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Ladies and Gentlemen:

Pursuant to the provisions of Section 1 of the Agreement, the undersigned, on behalf of Delaware Pooled Trust, Inc. for the benefit of The Small-Cap Growth Equity Portfolio and The Growth and Income Portfolio (each a "Portfolio") hereby appoints The Chase Manhattan Bank to provide custodial services for two Portfolios under and in accordance with the terms of the Agreement and accordingly, requests that the Portfolios be added to Schedule A to the Agreement effective December 24, 1997. Kindly acknowledge your agreement to provide such services and to add these Portfolios to Schedule A by signing in the space provided below.

                                  DELAWARE POOLED TRUST, INC.
                                  on behalf of The ASmall-Cap Growth Equity
                                  Portfolio and The Growth and Income Portfolio


                                  By:_________________________________
                                         David K. Downes
                                         Its: Executive Vice President
                                         Chief Operating Officer
                                         Chief Financial Officer
AGREED:

THE CHASE MANHATTAN BANK


By:__________________________

Its:_________________________